

Lynette Yiadom-Boakye
(b. 1977)
86% Progress
Yiadom-Boakye has seen seven straight years of turnover growth at auction, going from $2.1M in '18 to nearly $13M in '24.
INVESTMENT THESIS
Initial Offering Price
$1,221,000
Offering Circular
sec.gov
Similar Auction Sales
Record Price
$1.5m
$1.0m
$0.5m
$0.0m
14
16
18
20
22
24
Important Collectors and Museums
Alicia Keys & Swizz Beatz
Musicians
British Council Collection
United Kingdom
Price Appreciation of Similar Works
18.3%
Sharpe Ratio (2013-2020)
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Lynette Yiadom-Boakye
Not enough data
S&P 500
1.32
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Lynette Yiadom-Boakye

(b. 1977)

Why we like this offering

Consistent Market Growth: Yiadom-Boakye has seen seven straight years of turnover growth at auction, going from $2.1M in '18 to nearly $13M in '24.

Attractive Record Price: Yiadom-Boakye's record price has grown 42.5% annually between 2013 and 2024, and currently stands at $3 million.

Previous Exit: In '24, Masterworks exited a smaller Yiadom-Boakye portrait, realizing a 17% total net return over a 144 day hold period. Past performance not indicative of future returns.

Museum Prestige: Yiadom-Boakye is collected by some of the most prestigious museums in the world, including the MoMA, the LACMA, the Tate, and the Guggenheim Bilbao, among others.

Popular Style: Portraits similar to ours make up her #4, #5, and #7 prices at auction. Overall, similar paintings have appreciated at a rate of 18.3% annually between 2014 and 2024.

Important Period: This painting was created during a pivotal year for Yiadom-Boakye when she held her first solo museum exhibition at the Studio Museum in Harlem and her first solo exhibition with Jack Shainman Gallery.

For more information see Important Disclosures at masterworks.com/cd.

Turnover by Year


10.5M
7.9M
5.2M
2.6M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned

Sold Unsold


13
9.75
6.5
3.25
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price	**$1,221,000**
Offering Circular	**sec.gov/edgar**

Painting









About Lynette Yiadom-Boakye

Lynette Yiadom-Boakye (b. 1977, London, England) is an acclaimed British-Ghanaian painter and writer recognized for her timeless depictions of black subjects. She uses found images, memories, literature and the history of painting as sources for her work. Each painting is an exploration of a different mood, movement and pose, worked out on the surface of the canvas.

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LYNETTE YIADOM-BOAKYE

b. 1977, UNITED KINGDOM



Oil on canvas | 79 × 47 in.

Lynette Yiadom-Boakye is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments.

$1,221,000

INITIAL OFFERING

18.3%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

45.0%

ANNUAL APPRECIATION OF RECORD PRICES[3]

The Artwork is a compelling early example of Lynette Yiadom-Boakye's mature-style full figure fictitious portrait paintings. Lynette Yiadom-Boakye paints imagined scenes outside the bounds of time and space to challenge the role of Black people in the history of figure painting. The Artwork was created during a pivotal year for Lynette Yiadom-Boakye in which she held her first solo museum exhibition at the Studio Museum in Harlem and her first solo exhibition with Jack Shainman Gallery. The orator figure embodies Lynette Yiadom-Boakye's parallel poetry practice. Many of the artist's paintings are accompanied by a poem, which bear the same title. The Artwork is a vertically-oriented canvas painting of a woman standing barefoot and wearing a vivid red dress. Her pose is comfortable and active as she holds a sheet of paper and gazes to the left of the viewer, her mouth slightly ajar to recite the text in her hand. She stands against an ambiguous dark, shadowy background. Auction records for artworks similar in subject, scale and style are led by 11pm Sunday (2011), which sold for $1,744,000 at Sotheby's New York on May 19, 2022, followed by Highpower (2008), which sold for $1,679,355 (£1,482,000) at Christie's London on October 13, 2022, and Leave A Brick Under The Maple (2015), which sold for $1,008,185 (£795,000) at Phillips London on June 27, 2019.

Lynette Yiadom-Boakye is represented by Jack Shainman Gallery and Corvi-Mora Gallery. In 2022, she was the subject of a major solo exhibition at the Tate in London titled Fly in League with the Night, which traveled to Moderna Museet in Stockholm, K20 in Dusseldorf, and MUDAM in Luxembourg. The following year, the Guggenheim Bilbao organized her solo exhibition, No Twilight Too Mighty. In addition to an impressive exhibition history, Yiadom-Boakye's paintings are held in prestigious permanent collections around the world, including the Tate Modern in London, the Victoria & Albert Museum in London, the Museum of Modern Art in New York, the Studio Museum in New York, the San Francisco Museum of Modern Art, the Institute of Contemporary Art in Boston, the Dallas Museum of Art, the Kunstmuseum Basel in Switzerland, the Museum of Contemporary Art in Los Angeles, and the Yale Center for British Art in Connecticut, among many others. She is considered a leader in the art market's renewed interest in portraiture, and five of her top ten auction records have been achieved since the beginning of 2023. Her auction records are led by Six Birds in the Bush (2015), which sold for $3,602,765 (£2,952,000) at Sotheby's London on October 12, 2023, Black Allegiance to the Cunning (2018), which sold for $2,954,000 at Christie's New York on May 14, 2024, and Diplomacy III (2009), which sold for $1,950,000 at Christie's New York on May 11, 2021.

HER AUCTION RECORDS ARE LED BY SIX BIRDS IN THE BUSH (2015), WHICH SOLD FOR $3,602,765 (£2,952,000) AT SOTHEBY'S LONDON ON OCTOBER 12, 2023, BLACK ALLEGIANCE TO THE CUNNING (2018), WHICH SOLD FOR $2,954,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, AND DIPLOMACY III (2009), WHICH SOLD FOR $1,950,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$188,435
$691,048
$125,321
$483,264
$1,008,184
$759,000
$786,500
$407,582
$567,000
$1,744,000
$1,679,355
$1,008,000
$1,754,000
$1,070,468
$756,000
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Lynette Yiadom-Boakye (b. 1977, London, United Kingdom) is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments. Born and raised in London to Ghanaian parents, Yiadom-Boakye attended the Central Saint Martins College of Art and Design for a year before transferring to Falmouth College of Arts in 1997. She graduated in 2000 and went on to receive her master's of fine arts from the Royal Academy Schools in 2003. Inspired by the techniques of early twentieth-century and the subjects of contemporary artists like Edgar Degas, Édouard Manet, Walter Sickert, Lisa Yuskavage, Chris Offili, and Isaac Julien, Yiadom-Boakye developed a layered, quick, and loose brushstroke style with a dark, restrained palette. Existing outside the bounds of space and time, the fictitious Black figures in her portraits illustrate mundane moments of joy and peace and raise questions about identity and representation. In 2010, Yiadom-Boakye held her first solo exhibition, Essays and Documents, at Jack Shainman Gallery in New York. She has since been celebrated for her prolific contribution to contemporary painting, receiving the Pinchuk Foundation Future Generation Prize in 2012, the Carnegie Prize in 2018, and being nominated as a finalist for Turner Prize in 2013. As of August 4, 2023, Yiadom-Boakye continues to live and work in London.



LYNETTE YIADOM-BOAKYE,





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Lynette Yiadom-Boakye with the following criteria: Standing portraits on canvas that measure over 50 inches tall and under 60 inches wide, excluding closeup portraits. The set excludes subjects that are in back profile and *Liberation Two-Piece* for quality. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, there-fore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 15.7% CAGR implied from 19 sales of paintings occurring from July 1, 2014, to November 21, 2024.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Lynette Yiadom-Boakye have a record price compound annual growth rate ("CAGR") of 45.0% from October 17, 2013 to December 31, 2023. This calculation is based on (i) a record price of $67,124 on October 17, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,979,020, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends. While the data above reflects historical price appreciation in the value of selected works by Lynette Yiadom-Boakye, investors in this offering will only receive net proceeds from the sale of the Artwork, if any, after the sale of the Artwork and only after reduction of fees and expenses payable by the company are paid. In addition, the past performance of Lynette Yiadom-Boakye paintings is not necessarily indicative of future performance. Accordingly, investors should not place undue reliance on the historical trends reflected in this data. INDICES ARE UNMANAGED. AN INVESTOR CANNOT INVEST DIRECTLY IN AN INDEX. IN-DICES ARE USED FOR COMPARATIVE MODELLING PURPOSES ONLY. THE TIMING OF TRANSACTIONS RELATING TO AN ASSET OR PORTFOLIO, ADVISORY, AND TRANSACTION FEES, AND OTHER MANAGEMENT ACTIVITIES CAN CREATE SIGNIFICANT DIFFERENCES BETWEEN THE PERFORMANCE OF AN INDEX AND AN INVESTMENT SEEKING SIMILAR OR SUPERIOR RELATIVE PERFORMANCE RESULTS. The above disclosures in this section represent auction sales only and do not purport to include data regarding the total number of Lynette Yiadom-Boakye paintings currently in existence. The Company has been unable to find a reliable source of information regarding the total number of Lynette Yiadom-Boakye paintings currently in existence and therefore is unable to provide such information at this time.

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